UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 6, 2009

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NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)
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Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

363 N. Sam Houston Parkway E., Suite 100
Houston, Texas 77060
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 847-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On November 6, 2009, Newfield Exploration Company (“Newfield”) entered into a Purchase and Sale Agreement (the “Agreement”) with TXCO Resources Inc. and its subsidiaries TXCO Energy Corp., Texas Tar Sands Inc., Output Acquisition Corp., Opex Energy, LLC, Charro Energy, Inc., TXCO Drilling Corp., Eagle Pass Well Service, L.L.C., PPL Operating, Inc., Maverick Gas Marketing, Ltd., and Maverick-Dimmit Pipeline, Ltd. (collectively, “TXCO”) to purchase a substantial portion of the assets of TXCO for $223 million in cash (subject to customary purchase price adjustments in certain circumstances, as provided in the Agreement).

In May 2009, TXCO filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code.  Accordingly, the Agreement and the closing of the transaction remain subject to approval by the U.S. Bankruptcy Court for the Western District of Texas, as well as other customary closing conditions.  Newfield expects the transaction to close during the first quarter of 2010.

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This report contains forward-looking information.  All information other than historical facts included in this report, such as the timing of the potential acquisition of assets from TXCO, is forward-looking information.  Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks.  Actual results may vary significantly from those anticipated due to many factors, including the ability to obtain Bankruptcy Court approval of the proposed transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: November 11, 2009	By:	/s/ Brian L. Rickmers
Brian L. Rickmers
Controller